Exhibit 23.3

CONSENT TO USE OF TECHNICAL REPORT

To the Board of Directors of
Santos Resource Corp.

I hereby consent to the inclusion of my name in connection with the Form S-1 Registration Statement filed with the Securities and Exchange Commission and reference to my Technical Report and Recommendations of August, 2007, for the registrant, Santos Resource Corp.

/s/ Michel Boily
Michel Boily, PhD., P. Geo
Montreal, Quebec

July 9, 2008